Exhibit 99.1

Viveve® Announces Third Quarter Financial Highlights

SUNNYVALE, California – October 6, 2015 -- Viveve Medical, Inc. ("Viveve") (OTCQB: VIVMF), a company focused on women's health, today announced top-line financial results for the quarterly period ended September 30, 2015. The company began its global commercialization effort in July 2015.

Financial Result Highlights

For the quarterly period ended September 30, 2015, Viveve achieved the following top-line results:

●	Total revenue from the sale of 12 Viveve Systems and 312 Viveve Treatment tips is expected to be approximately $580,000

“As our commercial launch progresses, we are thrilled with the demand we are seeing around the world. We now have a total commercial installed base of 21 Viveve Systems and anticipate an increase in this installed base over the next few quarters as we continue to build inventory, and achieve local regulatory approvals in additional countries,” said Scott Durbin, Chief Financial Officer of Viveve.

“We’re extremely pleased with our third quarter topline results, which we believe demonstrate an increased demand for a safe, non-invasive, clinically proven treatment to reduce vaginal introital laxity - a condition that affects millions of women worldwide. Further, with the formation of a robust global distribution network, which includes experienced distributors in each region, we believe we are well on our way to establishing Viveve as a premier global brand” said Patricia Scheller, Chief Executive Officer of Viveve.

Viveve cautions that its anticipated revenue results are preliminary based on the best information currently available and are subject to completion of the financial statements for the third quarter of 2015. The Company anticipates reporting its third quarter 2015 financial results in November 2015.

Recent Company Achievements

●	Expanded our commercialization team led by an experienced industry executive

●	Completed $12 million equity financing

●	Announced a positive interim analysis from the VIVEVE I clinical study

●	Research analyst coverage initiated by three firms

●	Launched distribution coverage in 45 countries throughout the world

●	Achieved regulatory approval in 17 of the 45 countries, which includes Japan under the physician import license pathway

About Viveve

Viveve, Inc., the operating subsidiary of Viveve Medical, Inc., is a women's health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The company's lead product, the patented Viveve System, is a non-surgical, non-ablative medical device that remodels collagen and restores tissue. The Viveve System treats the condition of vaginal laxity, which is the result of the over-stretching of tissue during childbirth that can result in a decrease in physical sensation and sexual satisfaction. Physician surveys indicate that vaginal laxity is the number one post-delivery physical change for women, being more prevalent than weight gain, urinary incontinence or stretch marks. The Viveve Treatment uses patented, reverse-thermal gradient radiofrequency technology to tighten vaginal tissue in a single 30-minute out-patient treatment in a physician's office. The Viveve System has received regulatory approval in various countries around the world and is available through physician import license in Japan. It is currently not available for sale in the U.S. For more information, please visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" including statements about any of the following: any projections of earnings, revenue, sales, profit margins, or any other financial items; the plans, strategies and objectives of management for growth and future operations or prospects for achieving such plans, and any statements of assumptions underlying any of the foregoing. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

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